Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-137215

Pricing Supplement No. 137 dated April 30, 2008.
(To Prospectus dated September 8, 2006)

             Hartford Life Insurance Company Medium-Term Notes

The description in this pricing supplement of the particular terms of the following series of Medium-Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, to which reference is hereby made.

The Notes described in this pricing supplement all have:
   A Trade Date of:                  May 5, 2008
   An Issuance Date of:              May 8, 2008

ADDITIONAL TERMS ARE DEFINED BELOW.
-------------------------------------------------------------------------------

                      Floating Rate Notes due May 16, 2011

CUSIP Number:                     4165X0NA4
Series Number:                    408362
Stated Maturity Date:             May 16, 2011
Initial Interest Rate:            5.39%
Interest Payment Frequency:       Monthly
Interest Payment Dates:           June 15, 2008, and the 15th of
                                  each month thereafter or, if such day is not
                                  a Business Day, the next following Business
                                  Day, without interest for the period payment
                                  is deferred.
Initial Interest Reset Date:      June 15, 2008
Interest Reset Dates:             The 15th day of each month occurring on or
                                  after the Initial Interest Reset Date.
Interest Determination Date(s):   The fifth Business Day prior to each
                                  Interest Reset Date.

Base Rate:           [ ] CD Rate                         [ ] Federal Funds Rate
                     [ ] Commercial Paper Rate           [ ] LIBOR
                     [ ] Constant Maturity Swap Rate     [ ] Prime Rate
                     [ ] Constant Maturity Treasury Rate [ ] Treasury Rate
                     [X] CPI Adjustment Rate             [ ] Other (see
                                                              attached)
If LIBOR             [ ] LIBOR Reuters Page
                     [ ] LIBOR Telerate Page
                     [ ] Designated LIBOR Currency

If Constant Maturity Treasury Rate Telerate Page     [ ] 7051      [ ] 7052
       If 7052       [ ] Weekly Average              [ ] Monthly Average
       Designated CMT Maturity Index:

Floating Rate/Fixed Rate Note:   [ ] Yes   [X] No
   If yes:  Fixed Rate:
            Fixed Rate Commencement Date:

Maximum Interest Rate:            None
Minimum Interest Rate:            None
Index Maturity:                   Not Applicable
Spread:                           1.41%
Spread Multiplier:                None

Computation of Interest:          See Prospectus

Sinking Fund:                     None

Price to Public:                  100%
Agent's Discount:                 0.625%
Day Count Convention:             30/360, unadjusted

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Special Tax Considerations:       None

Calculation Agent:                The Bank of New York Trust Company, N.A.
-------------------------------------------------------------------------------

                      5.00% Callable Notes due May 15, 2013

CUSIP Number:                     4165X0NB2
Series Number:                    408363
Stated Maturity Date:             May 15, 2013
Interest Rate:                    5.00%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    November 15, 2008
Price to Public:                  100%
Agent's Discount:                 1.00%
Day Count Convention:             30/360

Optional Redemption:              Yes [X]   No [ ]
   Optional Redemption Date(s):   May 15, 2010, or any Interest
                                  Payment Date thereafter.
   Initial Redemption Percentage: 100%
   Annual Percentage Reduction:   N/A
   Redemption may be:             [X] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Special Tax Considerations:       None
-------------------------------------------------------------------------------

       ADDITIONAL INFORMATION PERTAINING TO ALL NOTES DESCRIBED
                      IN THIS PRICING SUPPLEMENT:

Securities Exchange Listing:            None
Specified Currency:                     U.S. Dollars
Authorized Denominations:               $1,000 integral amounts
Indenture Trustee:                      The Bank of New York Trust Company,
                                        N.A., is successor Indenture Trustee
                                        under Section 7.14 of the Indenture.
Other Provisions Relating to the Notes: None

AGENT: Merrill Lynch & Co.

NOTE: The Opinion regarding the enforceability of the Notes and the related Consent of Counsel for Hartford Life Insurance Company is given by Sadie R. Gordon, Counsel.

RATINGS: It is anticipated that, as of May 8, 2008, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+